Exhibit 99.1
Veteran Technology Executive Kira Makagon Joins Calix Board of Directors
PETALUMA, CA – July 20, 2017 – Calix, Inc. (NYSE: CALX), the world leader in Subscriber Driven Intelligent Access, today announced the addition of technology industry veteran Kira Makagon to the company's Board of Directors.
“Kira has a strong background both as a seasoned executive focused on driving innovation as well as an entrepreneur capitalizing on emerging industry trends. We are delighted that she is joining the Calix board of directors,” said Don Listwin, Calix chairman.
Makagon is a highly accomplished executive and entrepreneur with over 25 years of technology industry experience. Makagon is currently RingCentral’s Executive Vice President of Innovation, where she leads global product strategy, product management, engineering, and operations.
Prior to joining RingCentral in 2012, Makagon was founder and CEO of Red Aril, a pioneer in real-time audience and media optimization solutions, providing advertisers and publishers with a SaaS Data Management Platform (DMP) to increase revenue and improve ROI across all digital channels. The company was acquired by Hearst in 2011. Makagon has also co-founded and held leadership positions in flagship online marketing and CRM companies including, NebuAd, Octane Software and Scopus Technologies. Makagon also was associated with the Exigen Group, focusing on large scale transformational technology projects/products and Business Process Outsourcing (BPO) for Fortune 500 clients. She holds a BS in computer science and an MBA from the University of California, Berkeley.
“Kira’s extensive knowledge and experience in a leadership role at RingCentral as well as her background as an entrepreneur at innovative technology companies is a tremendous asset for Calix as we help our customers build the networks of the future,” said Carl Russo, Calix president and CEO.
“I’m incredibly excited to join the Calix board at this time as the company executes on its next phase of innovation and growth,” said Makagon.
Makagon will join the Board’s Cybersecurity Committee working alongside directors Kevin Peters and Michael Matthews.
About Calix
Calix, Inc. (NYSE: CALX) pioneered Software Defined Access and cloud products focused on access networks and the subscriber. Its portfolio of Intelligent Access systems and software combines AXOS, the revolutionary platform for access, with Calix Cloud, innovative cloud products for network data analytics and subscriber experience assurance. Together, they enable communications service providers to transform their businesses and be the winning service providers of tomorrow. For more information, visit the Calix website at www.calix.com.
This press release may contain forward-looking statements that are based upon management’s current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix’s results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.
Contact:

Press Inquiries:
Neila Matheny
707-766-3512
Neila.matheny@calix.com

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